EX-99.(d)(1)(ii)

                            INCOME MANAGERS TRUST
                             MANAGEMENT AGREEMENT

                                  SCHEDULE A

      The Series of Income Managers Trust currently subject to this Agreement are as follows:


Neuberger Berman Cash Reserves Portfolio                          July 2, 1993
Neuberger Berman Government Money Portfolio                       July 2, 1993
Neuberger Berman High Yield Bond Portfolio                        March 2, 1998
Neuberger Berman Institutional Money Market Portfolio             March 7, 2000
Neuberger Berman Limited Maturity Bond Portfolio                  July 2, 1993
Neuberger Berman Municipal Money Portfolio                        July 2, 1993
Neuberger Berman Municipal Securities Portfolio                   July 2, 1993